DATED 6th FEBRUARY 1997




B E T W E E N:



                   IMO INDUSTRIES (UK) LTD


                           - and -


                         BRIAN LEWIS





                     SEVERANCE AGREEMENT





THIS AGREEMENT dated this 6th day of February 1997

BETWEEN

      IMO INDUSTRIES (UK) LIMITED, a company registered in England, whose registered office is at Northumbrian
      House, 14 Devonshire Square, London  EC2M 4TE ("the
      Company")

and

      BRIAN LEWIS of "The Hyde", Mountnessing Road, Blackmore,
      Ingatestone, Essex  CM4 0NX ("the Executive")


IT IS AGREED as follows:

1.    Termination

The employment of the Executive with the Company and all Associated Companies terminated by reason of redundancy on 31 December 1996 ("the Termination Date"). The Executive confirms that he has received all salary and holiday pay which has accrued due up to and including the Termination Date. The Executive shall also receive following termination a statutory redundancy payment of 6,300.00 (Six Thousand, Three Hundred Pounds).

2.    Expenses

The Company shall reimburse the Executive for all business expenses properly and reasonably incurred by him up to and including the Termination Date, subject to his compliance with the Company's rules and procedures relating to expenses and the production of satisfactory VAT receipts.

3.    Management Incentive Compensation Program

The Executive shall be a full year participant in the IMO Management Incentive Compensation Program for 1996. Any bonus awarded will be paid at the normal due date for such payment(s), less usual deductions. The fact that the Executive's employment has terminated will not be a factor in determining or calculating any bonus payable under the said Program and the performance of the IMO Industries group (being the Associated Companies) will be taken into account in determining the amount of any bonus. The amount of any such bonus paid under the said Program will be included in the Executive's pensionable earnings from the Company.

4.    Termination Payment

The Company shall on its own behalf and on behalf of all Associated Companies, without admission of any liability, make a termination payment to the Executive in the sum of 146,000.00 (One Hundred and Forty Six Thousand Pounds) as compensation for loss of employment in respect of possible claims of the type referred to in Clause 10 below, less tax in accordance with Clause 15 below, such payment to be made within 5 working days after the date of this Agreement.

5.    Pension

5.1. The Company will, by way of further compensation for possible claims of the type referred to in Clause 10 below, but without any admission of liability, procure that the Trustees of the Morse Controls Ltd Pension and Life Assurance Plan ("the Plan") will enhance the
      Executive's pension benefits under the Plan to provide the Executive, on retirement on the Termination Date, with an annual pension (prior to any commutation of pension to provide a lump sum or any surrender of pension to provide additional dependants' benefits, and subject to Inland Revenue maximum benefit limits) of not less than 108,000 (One Hundred and Eight Thousand Pounds), and increasing in accordance with the rules of the Plan.
      Benefits of those claiming under the Executive ("Dependants") will be calculated accordingly. In calculating the pension of 108,000 (One Hundred and Eight Thousand Pounds) payable to the Executive the Trustees shall be entitled to deduct the US benefit, currently valued at US $26,508 per annum (15,490 Pounds applying an exchange rate of 1 Pound = US $1.7113), which is payable to the Executive under the Retirement Plan for Salaried US Employees of IMO Industries Inc. and affiliates ("the US Plan"). A deduction shall be applied on the same principles to any benefits payable to the Dependant in respect of any US benefit payable to the Dependant under the US Plan. The additional cost to fund the enhanced benefits, as determined by the Plan Actuaries, will be funded by the Company.

5.2. If the Trustees of the Plan pay a pension either to the Executive or to his Dependants which is less than the relevant sum calculated in accordance with Clause 5.1 above, the Company will pay any deficiency to the Executive or the Dependant (as appropriate) within seven days of being notified of such shortfall.

5.3. For the avoidance of doubt, the total figure of 108,000 (One Hundred and Eight Thousand Pounds) referred to in Clause
      5.1 above does not include any pension to which the Executive is entitled as a result of service with a previous, non-IMO employer (currently estimated to be 7,593.38 Pounds per annum) which the Executive will receive in addition.

6.    Stock Options

The Company shall, by way of further compensation for possible claims of the type referred to in Clause 10 below, but without any admission of liability, procure that, subject to the rules of the IMO Industries Inc. Equity Incentive Plan for Key Employees, the Executive shall receive accelerated vesting of all options granted to him under the said Plan, effective on the Termination Date and exercisable within three years thereafter, pursuant to Section (a)(6)(B)(iii) of the Plan.

7.    Insurances

The Company will until 20 January 1999 continue to provide the Executive with:

7.1.  Life assurance on the terms set out for Executive
      Members in the Deed of Amendment of the Morse Controls
      Limited Pension and Life Assurance Plan ("the Plan") dated 9 January 1996. For this purpose, the amount of the Executive's annual basic salary will be treated as 155,500 (One Hundred Fifty Five Thousand Five Hundred Pounds), and the amount of bonus payment will be that he receives for the Plan Year ended 30 June 1997.

7.2.  Private medical insurance cover.

Both benefits will be provided on terms no less favourable than those which applied to the Executive immediately prior to the Termination Date, PROVIDED ALWAYS that any subsequent changes to either or both of such benefits applicable to all Morse executives in the UK shall apply equally to the Executive.

8.    Executive Payments

The fees of Arthur Andersen for tax services to the Executive will be paid by the Company to the extent that those fees, together with any other payments made to the Executive under the discretionary Executive Payments Scheme by the Company for 1996, do not exceed US $10,000 (excluding VAT).

9.    Legal Costs

The Company shall pay the Executive's reasonable legal costs, inclusive of minor disbursements and VAT, provided that:

9.1. The Executive's solicitor provides the Company with written confirmation that such legal costs were incurred solely in advising the Executive regarding the termination of his employment and the preparation of this Agreement; and

9.2. payment is made by the Company directly to the Executive's solicitor against receipt of a copy of an invoice from the Executive's solicitor addressed to the Executive.

10.   Settlement and Waiver

10.1. The Executive accepts the sums and benefits to be provided to him under the above Clauses of this Agreement in full and final settlement of all claims and rights of action (whether under statute, common law or otherwise) in any jurisdiction in the world (including but not limited to a claim for breach of contract, unfair dismissal, wrongful dismissal or any other claim which could be brought in the English Courts or Industrial Tribunals pursuant to common law or the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Equal Pay Act 1970, Article 119 of the Treaty of Rome, the Race Relations Act 1976 and the Disability Discrimination Act 1995) which the Executive has or may have against the Company or any Associated Company, its or their officers or employees or shareholders, arising from or connected with the Executive's employment or holding of any office with the Company or any Associated Company, the termination thereof, or any other matter concerning the Company or any Associated Company PROVIDED ALWAYS that this Clause 10 shall not apply to or detract from any Company pension rights or pension benefits which have accrued to the Executive up to the Termination Date. The Executive hereby agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to him from the Company or any Associated Company.

10.2. The Company confirms that it presently knows of no existing or potential claims which the Company or any Associated Company, their respective officers or employees (or any of them), may have against the Executive arising out of or in connection with his employment or directorship of the Company or any Associated Company (as the case may be), the termination of such employment or directorship, or otherwise howsoever.

11.   Office Holdings and Nominee Shareholdings

The Executive shall, contemporaneously with the signing of this Agreement :

11.1. resign in writing from all directorships and other offices which he holds with the Company or any Associated Company, as listed in Schedule 1 hereto, in the form set out in the draft letter attached in
      Schedule 2 hereto, such resignations taking effect from the Termination Date or such earlier date as the Company may have requested;

11.2. do all things necessary to transfer to the Company or to any person whom it shall nominate with immediate effect, his absolute, beneficial or any other interest in any shares of the Company or any Associated Company which he holds as a nominee, such transfer to be effected for nil consideration and without any fee (including but not limited to the signing of stock transfer forms and the delivery up of share certificates and/or indemnities relating thereto if required by the Company).

12.   Company Property

The Executive hereby confirms that he has returned to the Company all property (including but not limited to documents and software, credit cards, keys and passes) belonging to it or any Associated Company which has been in the Executive's possession or under his control. Documents and software shall include but not be limited to correspondence, files, reports, minutes, plans, records, surveys, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. The Executive's obligations under this Clause 12 shall be deemed to include the return of all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the aforementioned documents and software.

13.   Post-Termination Obligations

In consideration of the payment by the Company to the Executive of 2,000.00 (Two Thousand Pounds), to be made within 5 working days after the date of this Agreement, less such tax contributions as the Company is required by law to deduct, the Executive hereby agrees and undertakes:-

13.1. not to divulge or make use of (whether directly or indirectly and whether for his own or another's benefit or purposes) any trade secrets or confidential information (including but not limited to business plans, technical data, existing and potential projects, financial information dealings and plans, customer information, prices, sales specifications and information, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, past and proposed business dealings or transactions) belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked "Confidential", or any information which the Executive has been told is "Confidential" or which he might reasonably expect the Company would regard as "Confidential", or information which has been given in confidence to the Company or any Associated Company by a third party. This obligation shall apply from the Termination Date and without limitation in time, but shall not apply to any information in the public domain other than by way of unauthorised disclosure whether by the Executive or another person;

13.2. that he will, provided his responsibilities in relation to any other employment or appointment are not materially prejudiced, on the request of the Company or any Associated Company:-

13.2.1. reasonably co-operate with it or them in assisting with and/or answering any queries related to work matters in which he was involved for the Company or the IMO Industries group of companies generally; and/or

13.2.2. assist it or them in any threatened or actual litigation concerning it or them where he has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisors and attending any legal hearing),

      PROVIDED ALWAYS that the Company or the relevant
      Associated Company shall reimburse the Executive for reasonable expenses properly incurred by him in giving such assistance, as are agreed by the Company;

13.3. not to make or publish, or cause to be made or published, any derogatory or critical comments or statements (whether orally or in writing) about the Company or any Associated Company or their products or respective officers or employees;

13.4. not to disclose or publish, directly or indirectly, the existence or contents of this Agreement to any third party, except to his spouse, professional advisers, the Inland Revenue or otherwise as required by law, PROVIDED ALWAYS that disclosure to his spouse and professional advisers shall be on terms that they agree to keep the same confidential; and

13.5. not to make, or cause to be made, any statement or comments (whether orally or in writing) either to employees of the Company or any Associated Company or to the press or other public or trade media, concerning the termination of the Executive's employment with the Company or his resignation from any directorships or other offices with the Company or any Associated Company without the prior written consent of the Company as to the contents thereof.

14.   Statements and References

14.1. The Company hereby provides reciprocal undertakings to the Executive in respect of the obligations referred to in Clauses 13.3, 13.4 and 13.5 above. Further, the Company will use reasonable endeavours to ensure the compliance of its officers and employees with the said obligations.

14.2. The Company shall provide to any prospective employers of the Executive on request an excellent reference concerning the Executive's employment with the Company and the IMO Industries group of companies. Requests for such references should be addressed in the first instance to the Finance Director of the Company or alternatively to the Senior Vice-President, Human Resources of IMO Industries Inc in Lawrenceville, New Jersey, USA. Any reference given orally will be consistent with the terms and spirit of any written reference provided pursuant to this Clause 14.2.

15.   Tax

The parties hereto believe that the first 30,000.00 (Thirty Thousand Pounds) in value of the termination compensation payment and benefits provided, or to be provided, to the Executive pursuant to this Agreement are exempt from UK tax and national insurance liability, and that any tax deducted by the Company from the excess in value over 30,000 (Thirty Thousand Pounds) may be deducted at source at the standard rate of 24% with the Executive accounting to the Inland Revenue for the balance of tax due based on his marginal rate.

16.   Associated Companies

For the purposes of this Agreement:

16.1. An "Associated Company" includes any firm, company, business entity or other organisation:

16.1.1.           which is directly or indirectly controlled
            by the Company; or

16.1.2.           which directly or indirectly controls the
            Company; or

16.1.3.           which is directly or indirectly controlled
            by a third party who also directly or indirectly controls the Company; or

16.1.4.           of which the Company or any Associated
            Companies referred to in sub-clauses 16.1.1 to
            16.1.3 above holds 20% or more of the issued share capital; or

16.1.5.           of which the Company or any Associated
            Company is a partner.

16.2. All references in this Agreement and the Schedule attached hereto to the Company or any Associated
      Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

17.   Severability

The various provisions and sub-provisions of this Agreement are severable, and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement.

18.   Legal Advice

18.1. The Executive acknowledges that he has received independent legal advice from a qualified lawyer as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Industrial Tribunal. The qualified lawyer who has so advised the Executive is Christopher K Walter of Eversheds, London EC4 and he is a Solicitor of the Supreme Court of England and Wales.

18.2. The Executive further confirms that he was advised by the qualified lawyer referred to in Clause 18.1 above that there is in force, and was at the time the advice referred to above was received, a policy of professional indemnity insurance covering the risk of claims by the Executive in respect of loss arising in consequence of that advice.

18.3. The qualified lawyer referred to in Clause 18.1 above will, concurrent with the signing of this Agreement, provide the Company with a letter in the form attached hereto as Schedule 3.

18.4. It is agreed by the parties that the conditions regulating Compromise Agreements contained in section 203 of the Employment Rights Act 1996, section 77(4) of the Sex Discrimination Act 1975, section 72(4) of the Race Relations Act 1976 and section 9 of the Disability Discrimination Act 1995 are intended to be and have been satisfied by this Severance Agreement.

19.   Entire Agreement

The terms of this Agreement constitute the entire agreement and understanding between the parties hereto, and supersede and replace all prior negotiations, agreements, arrangements or understandings (whether implied or expressed, orally or in writing) concerning that subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

20.   Governing Law

This Agreement is governed by English Law, and the parties hereby submit to the exclusive jurisdiction of the English
Courts.

21.   Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement.


SIGNED by or on behalf of the parties on the date first above written :


/s/ T.J. Bird
for and on behalf of
IMO INDUSTRIES (UK) LIMITED


/s/ B. Lewis
BRIAN LEWIS